Exhibit 107.1

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Enerflex Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares	457(f)	34,092,825(2)	$6.24(3)	$208,567,869.12	$92.70 per $1,000,000.00(4)	$19,334.24

Fees Previously Paid			—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts				—	—	—	$19,334.24

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$19,334.24

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Includes the maximum number of common shares of Enerflex Ltd., a corporation formed under the Canada Business Corporations Act, R.S.C., 1985, c. C-44, as amended (“Enerflex”), that may be issuable pursuant to that certain Agreement and Plan of Merger, dated as of January 24, 2022, by and among Enerflex, Enerflex US Holdings Inc., and Exterran Corporation (“Exterran”), as described in the proxy statement/prospectus that forms a part of this Registration Statement.

(3)

Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of Exterran’s common stock, par value $0.01 per share, on the New York Stock Exchange on March 11, 2022 ($6.24 per share of common stock).

(4)	Pursuant to Section 6(b) of the Securities Act, a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.